Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 17, 2009, with respect to the consolidated and combined financial statements and schedule included in the Registration Statement on Form S-4/A and related Prospectus of Sensata Technologies B.V. for the registration of €141,000,000, 11.25% Senior Subordinated Notes due 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 4, 2009